EXHIBIT 99.1
For further information contact
Bob F. Weatherly, CFO or
Rodger W. Smith, Corporate Controller/ Treasurer
1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Announces 2006 Year-end Reserves
     Natchez, MS (March 7, 2007) — Callon Petroleum Company (NYSE: CPE) announced today that it ended 2006 with estimated net proved reserves of 66.0 billion cubic feet of natural gas and 13.3 million barrels of oil, or 145.6 billion cubic feet of natural gas equivalent (Bcfe), a reduction of 43.0 Bcfe versus 2005 year-end proved reserves of 188.6 Bcfe.
     A majority of this reduction is attributable to a reclassification of reserves related to the company’s Entrada Field from ‘proved undeveloped’ to ‘probable’ by the company’s independent petroleum engineers in their year-end reserve report. The reclassification was the result of a revision in estimated proved reserves at Entrada based upon new performance data from analogous deepwater reservoirs.
     As of December 31, 2006, the Company had 46.8 Bcfe of probable reserves, or a total of 192.4 Bcfe of 2P (proved plus probable) reserves.
     According to Fred Callon, Chairman and CEO, “The reclassification of reserves in no way affects Callon’s desire and plans to move forward with the development of Entrada. To the contrary, we continue to make progress with our development plans, including negotiating a production handling agreement for a subsea tie back to the Magnolia Field TLP.” The company expects first production from Entrada in early 2009.
     At December 31, 2006, the company’s independent petroleum engineers estimated the present value of the company’s estimated future net revenues from proved reserves, excluding income taxes (which is a non-GAAP financial measure), using Securities and Exchange Commission (SEC) pricing guidelines for year-end 2006 discounted at 10%, to be $534.7 million. The year-end pricing used in calculating such present value averaged $5.78 per thousand cubic feet of natural gas and $54.07 per barrel of oil.
     The 2006 reserve report will be discussed during the scheduled conference call at 10 a.m. CDT Monday, March 12, 2007, which will be webcast live and can be accessed from Callon’s website at www.callon.com.
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this news release include our estimates of reserves and our expectations for development of our properties. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
     The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We include in this news release an estimate of our net probable reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.callon.com or from the SEC at www.sec.gov. You can also obtain this form from us by calling 601-442-1601 or from the SEC by calling 1-800-SEC-0330.
     In this news release, we use the financial measure “present value of estimated future net revenues from proved reserves, excluding income taxes.” This is a non-GAAP financial measure. We believe that present value of estimated future net revenues from proved reserves, excluding income taxes, while not a financial measure in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent oil and gas producers for evaluating the relative value of oil and natural gas properties and acquisitions because the tax characteristics of comparable companies can differ materially. The total standardized measure for our proved reserves as of December 31, 2006 was $470.8 million. The standardized measure gives effect to income taxes, and is calculated in accordance with Statement of Financial Accounting Standards No. 69, “Disclosures About Oil and Gas Producing Activities.” The standardized measure of our estimated net proved reserves of $470.8 million equals the present value of our estimated future net revenue from proved reserves, excluding income taxes, of $534.7 million, less discounted estimated future income taxes relating to such future net revenues of $63.9 million.
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